Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Wednesday, November 9, 2011	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2011 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), reported a third quarter net income of $38,000 or $0.01 per Class A Unit, on total revenues of $6.0 million, as compared to a net loss of $308,000 or ($0.04) per Class A Unit on $4.7 million in revenues for the same period last year. The higher earnings are the result of increased nut production related to improved rainfall in the Ka’u orchards in the southern region of Hawaii. The third quarter of 2010 reflects transaction costs of $125,000, a write-off of goodwill in the amount of $306,000 and a bargain purchase gain of $120,000 related to the acquisition of the IASCO orchards. Net cash flow for the third quarter of 2011 was $570,000 as compared to $506,000 for the third quarter of 2010.

Nut revenues were $5.3 million for the three months ended September 30, 2011, compared to $4.1 million in the prior year. The third quarter harvest was 9.5 million pounds or 32% higher than the quarter ended September 30, 2010 and overall production is expected to be up between 20-25% for the full year 2011. Farming service revenues included in total revenues were $651,000 or 6% higher than the third quarter of last year.

For the first nine months of 2011, revenues were $8.9 million with a net income of $153,000 or $0.02 per Class A Unit. Total revenues in the first nine months of 2010 were $7.7 million with a net loss of $451,000, or ($0.06) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		Ended September 30,
	2011	2010	2011	2010

Macadamia nut sales	$5,357	$4,087	$7,688	$5,259
Contract farming revenue	651	615	1,191	2,417
Total revenues	6,008	4,702	8,879	7,676
Cost of goods and services
Costs of macadamia nut sales	4,679	3,682	6,375	4,578
Costs of contract farming services	607	567	1,088	2,225
Total cost of goods sold	5,286	4,249	7,463	6,803
Gross income	722	453	1,416	873
Total general and administrative expenses	460	517	1,218	1,264
Operating income (loss)	262	(64)	198	(391)
Impairment loss	—	(306)	—	(306)
Interest expense	(199)	(140)	(575)	(153)
Other income	—	218	579	430
Income before tax	63	(292)	202	(420)
Income tax expense	25	16	49	31
Net income (loss)	$38	$(308)	$153	$(451)

Net cash flow (as defined in the Partnership Agreement)	$570	$506	$703	$(323)

Net income (loss) per Class A Unit	$0.01	$(0.04)	$0.02	$(0.06)

Net cash flow per Class A Unit	$0.08	$0.07	$0.09	$(0.04)

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500